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                                                                     EXHIBIT 5.2


                                                          SOUTHWEST AIRLINES CO.

                                                                Deborah Ackerman
                                                Vice President - General Counsel

                                                                  P.O. Box 36611
                                                        Dallas, Texas 75235-1611
                                                                  (214) 792-4665
                                                      Facsimile:  (214) 792-6200





                                October 10, 2001



Southwest Airlines Co.
P. O. Box 36611
Dallas, TX 75235

Dear Sirs:

      I have represented Southwest Airlines Co., a Texas corporation (the "Company") in connection with the proposed offering, issuance and sale of up to $1,000,000,000 principal amount of Debt Securities (the "Securities") to be issued from time to time under a Trust Indenture (the "Indenture") between the Company and U.S. Trust Company of Texas, N.A., as Trustee (the "Trustee"), such Securities to bear interest at such rates and to be payable at such times, to mature at such times and otherwise to have such terms as contemplated by the Prospectus included as part of the Registration Statement on Form S-3 (the "Registration Statement") with respect to the Securities which is being filed with the Securities and Exchange Commission under the Securities Act of 1933 and Rule 415 thereunder.

      For the purposes of this opinion, I have examined such corporate records and other documents and have reviewed such questions of law as I considered necessary or appropriate for the purposes of this opinion.

      Based on such examination and review, I hereby advise you that, in my opinion, the execution and delivery by the Company of the Indenture has been duly authorized by the Company. Further, when the Registration Statement has become effective under the Securities Act of 1933, and all necessary proceedings have been taken by the Board of Directors or the Executive Committee of such Board of Directors of the Company in connection with the authorization, issuance and sale of the Securities of a particular series and related matters, the Securities, when duly executed on behalf of the Company and authenticated by the Trustee and issued and delivered pursuant to the Indenture against payment to the Company of the authorized consideration therefor, will be duly authorized and validly issued and constitute binding obligations of the Company except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Opinions" in the Prospectus relating to the Securities
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Southwest Airlines Co.
October 10, 2001
Page 2


forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Sincerely,

                                                /s/ Deborah Ackerman

                                                Deborah Ackerman

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